Exhibit 10.73

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is made and entered into as of August 26, 2008 by and among Public Media Works, Inc., a Delaware corporation (“Seller”), Team Cherokee Productions, Inc., a California corporation (“Buyer”), and Corbin Bernsen (“Bernsen”), with reference to the following facts:

A.	Seller owns certain film projects as described herein (the “Acquired Assets”).

B.	Buyer desires to purchase the Acquired Assets as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Basic Transaction.

1.1 Purchase and Sale of DOD, LLC. Seller currently holds 100% of the membership interest in DOD, LLC, a California limited liability company (“DOD LLC”), and is the manager of DOD LLC. Effective as of the Closing, (i) Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title, and interest in its DOD LLC membership interest; and (ii) Seller shall appoint Bernsen as manager of DOD LLC and Seller shall resign as manager of DOD LLC.

1.2 Purchase and Sale of Dead Air, LLC. Seller currently holds a 20% membership interest in Dead Air, LLC, a California limited liability company (“Dead Air LLC”), and is the manager of Dead Air LLC. Effective as of the Closing, (i) Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title, and interest in its Dead Air LLC membership interest; and (ii) Seller shall resign as the managing member of Dead Air LLC. Bernsen agrees to all required consents, if any, under the Dead Air LLC operating agreement for such transfer.

1.3 Purchase and Sale of Car Pool Guy LLC Royalty. Seller currently holds a 40% interest in the movie entitled “Car Pool Guy”. Effective as of the Closing, Seller agrees to assign to Buyer 20% of its 40% interest in the movie.

1.4 Purchase and Sale of 3 Day Test Script. Seller currently owns 100% of the script known as “3 Day Test”. Effective as of the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, 50% of its interest in the script known as “3 Day Test”. Buyer shall not be required to seek the approval of Seller for any sale of the script in the amount of $10,000 or more. Buyer shall remit to Seller 50% of the proceeds from any such sale. Buyer and Bernsen shall not be required to remit any proceeds to Seller which they may receive for their services as an actor, producer or director relating to the script.

1.5 Buyer Consideration. In consideration for the purchase and sale of assets described herein, Buyer and Bernsen hereby agree to pay to Seller the following consideration:

(i) Debt Forgiveness. All debt due and owing from the Company to Bernsen (the “Bernsen Debt”) as of the Closing Date shall be extinguished and paid in full, including, without limitation, all outstanding loans to the Company (which were in the amount of $54,726 as of May 31, 2008) and all other costs or expenses incurred by Bernsen on behalf of the Company. Bernsen represents and warrants that the Company shall not owe him any amount of money as of the Closing Date.

(ii) DOD LLC Royalty. Buyer agrees to cause DOD LLC to pay to Seller the amount of 12.5% of any and all distributions made by DOD LLC. Buyer and Bernsen acknowledge and agree that this payment obligation shall survive in perpetuity and that Buyer’s interest in DOD LLC shall not be assigned to any third party without first obtaining the prior written consent of Seller.

(iii) Dead Air Royalty. Buyer agrees to cause Dead Air LLC to pay to Seller the amount of 10% of any and all distributions made by Dead Air LLC. Buyer and Bernsen acknowledge and agree that this payment obligation shall survive in perpetuity and that Buyer’s interest in Dead Air LLC shall not be assigned to any third party without first obtaining the prior written consent of Seller.

1.6 Termination of Prior Agreement. Seller and Bernsen agree that this Agreement supersedes the Project Management Agreement dated March 18, 2008 between them and that such agreement is terminated as of the Closing Date.

1.7 “As Is” Status of Acquired Assets. Buyer and Bernsen acknowledge and agree the Acquired Assets are being transferred “as is” and that the Company has not made, and is not making, any representations, warranties, or promises as to whether the Acquired Assets shall result in any value to Buyer or Bernsen.

1.8 No Assumption of Liabilities. Buyer and Bernsen shall not assume and shall under no circumstances be responsible for any obligation or liability of Seller with respect to and/or arising out of the Acquired Assets prior to the Closing Date, the operation of Seller, or in any other respect, regardless of amount, character or description, or whether accrued, contingent or otherwise. Seller shall not assume and shall under no circumstances be responsible for any obligation or liability of Buyer or Bernsen with respect to and/or arising out of the Acquired Assets after the Closing Date, the operation of Buyer, or in any other respect, regardless of amount, character or description, or whether accrued, contingent or otherwise.

2. Closing. The closing (the “Closing”) of the transactions contemplated hereby shall be effective as of August 11, 2008 (the “Closing Date”).

3. Warranties and Representations. Seller, on the one hand, and Buyer and Bernsen, on the other hand, warrant and represent to the other as follows:

3.1 Validity of Agreement. Each party has the full right, power and authority to execute and deliver this Agreement and perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each party. This Agreement, when executed and delivered by each party, shall constitute the valid and binding obligation of such party enforceable in accordance with its terms. Bernsen is or will be the sole shareholder of Buyer.

3.2 Acquired Assets; Consideration. Seller is the owner of, and has good and marketable title to, all of the Acquired Assets to be sold under the terms of this Agreement. At the Closing, Seller shall transfer and convey all of the Acquired Assets to Buyer, free and clear of all mortgages, pledges, security interests, charges, liens or encumbrances of any kind whatsoever. Bernsen has not assigned any interest in the Bernsen Debt and has the full power and authority to forgive the Bernsen Debt as provided herein.

3.3 No Conflict. The execution and delivery of this Agreement, and the performance of each party’s obligations hereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under any material note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon such party, or any of its assets or properties, (ii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the Acquired Assets, and (iii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over any party or any of its properties.

4. Assistance in Transfer. Seller shall provide assistance to Buyer as reasonably requested, in order to ensure Buyer’s interest in the Acquired Assets is perfected and registered with any and all applicable authority, agency or organization. Such assistance shall include executing any documents prepared by Buyer.

5. Indemnification. Buyer and Bernsen shall jointly and severally indemnify, defend and hold harmless the Seller from any and all claims or liabilities arising out of or related to the Acquired Assets after the Closing Date. Seller shall indemnify, defend and hold harmless the Buyer and Bernsen from any and all claims or liabilities arising out of or related to the Acquired Assets before the Closing Date.

6. Entire Agreement; Severability; Modification. This instrument contains the entire agreement between the parties relating to the sale of the Acquired Assets. Any oral representations or modifications concerning this instrument shall be of no force and effect, excepting a subsequent modification in writing, signed by the party to be charged. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

7. Further Assurances; Waiver. Each party hereto will execute, acknowledge and deliver any further assurances, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

8. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, that either party drafted this Agreement. This Agreement may be signed in counterparts and delivered by facsimile signature. The parties hereto each acknowledge that they have been represented by, or have been given the opportunity to be represented by, independent legal counsel of their choosing. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as hereinabove expressly provided.

9. Formation of Buyer. Seller acknowledges and agrees that Buyer was formed pursuant to Articles of Incorporation filed with the Secretary of State of California on August 14, 2008. Buyer agrees to assume all pre-incorporation obligations of Buyer as set forth herein.

10. Counsel to the Seller. Seller, Buyer and Bernsen acknowledge and agree that only the interests of the Seller have been represented by Steven James Davis, A Professional Corporation (“Company Counsel”) in this transaction and this Agreement. Seller, Buyer and Bernsen acknowledge that Company Counsel has assisted Bernsen in forming Buyer solely for the purposes of completing the transactions contemplated in this Agreement. However, Bernsen and Buyer acknowledge and agree that Company Counsel does not represent Bernsen or Buyer in the transactions contemplated in this Agreement, or drafting and negotiation of this Agreement, and that Company Counsel shall owe no duties directly to Bernsen or Buyer relating to this transaction or Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the date first written above.

BUYER:		SELLER:

TEAM CHEROKEE PRODUCTIONS, INC.		PUBLIC MEDIA WORKS, INC.

By:	/s/ Corbin Bernsen	By:	/s/ Al Hayes
	Corbin Bernsen, President		Al Hayes, Chief Executive Officer

BERNSEN:

/s/ Corbin Bernsen
Corbin Bernsen

[Signature Page to Purchase Agreement dated August 26, 2008]